Leuthold Funds, Inc. 485BPOS

Exhibit (h)(ii)

LEUTHOLD FUNDS, INC.

SECOND AMENDMENT TO THE

AMENDED AND RESTATED FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of the 31st day of January, 2023, to the Amended and Restated Fund Administration Servicing Agreement, dated as of October 1, 2019, as amended (the "Agreement"), is entered by and between LEUTHOLD FUNDS, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC d.b.a. U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend Exhibit A of the Agreement to reflect a fund name change; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized and approved by the Board of Directors.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A of the Agreement shall be superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LEUTHOLD FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John Mueller	By:	/s/ Jason Hadler

Name:	John Mueller	Name:	Jason Hadler

Title:	President	Title:	Sr. Vice President

Exhibit A to the Amended and Restated Fund Administration Servicing Agreement

The separate Mutual Fund Series and ETF Series of Leuthold Funds, Inc.

Leuthold Grizzly Short Fund

Leuthold Core Investment Fund Retail Class

Leuthold Core Investment Fund – Institutional Class

Leuthold Select Industries Fund

Leuthold Global Fund Retail Class

Leuthold Global Fund – Institutional Class

Leuthold Core ETF

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